EXHIBIT 10.27

January 18, 2012

Carol Gamble

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Re:	Separation Agreement

Dear Carol:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals plc (collectively referred to herein as the “Company”) are offering to you.

1.         Separation and Resignation. You hereby resign from your position as Senior Vice President, General Counsel and Corporate Secretary of the Company effective as of March 12, 2012 (the “Retirement Date”). Between the Effective Date of this Agreement (as defined herein) and the Retirement Date, you will continue to use your diligent efforts to perform and transition your assigned duties and responsibilities, to abide by all of your contractual and legal obligations to the Company, and to comply with the Company’s policies and procedures.

2.         Accrued Salary and Vacation; 2011 Bonus. On the Retirement Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. In addition, you will be eligible to receive your full annual Bonus for 2011 pursuant to the terms of the 2011 Bonus Plan. If awarded, any such bonus will be subject to applicable withholdings and shall be paid to you at the same time bonuses are paid to other Bonus Plan participants.

3.         Consulting Agreement. In exchange for you entering into and complying with this Agreement, the Company agrees to retain you as a consultant under the terms specified below.

    a.         Consulting Period. The consulting relationship commences on the Retirement Date and continues until July 12, 2012, unless terminated earlier pursuant to Paragraph 3(h) below or extended by agreement of you and the Company (the “Consulting Period”). Any agreement to extend the Consulting Period after this period must be set forth in a written agreement signed by you and the CEO of the Company and can extend the Consulting Period for only one additional month at a time.

    b.         Consulting Services. You agree to provide consulting services to the Company in any area of your expertise, including but not limited to assistance with the transition of your prior responsibilities to other Company employees (the “Consulting Services”). During the Consulting Period, you will report directly to the CEO or as otherwise specified by the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative

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talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of twenty-five (25) hours per month. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

    c.         Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Retirement Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to group health or life insurance, profit-sharing or retirement benefits, except as provided in this Agreement.

    d.         Consulting Fees. During the Consulting Period, and provided that you remain in compliance with this Agreement, you will receive as consulting fees $200.00 per hour for each hour or portion thereof that you provide services (“Consulting Fees”). You will provide an invoice to the Company at the end of each month for all services rendered during that month and the Company will pay you for such services within ten (10) days of receipt of the invoice. Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. The Company will report the Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees, with the exception of the employer’s share of social security, if any.

    e.         Limitations on Authority/Indemnification. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so. The Company will indemnify and hold you harmless from and against any and all liabilities, costs and expenses incurred as a result of any claim by any third party which arises from your performance of your duties under this Agreement, so long as you perform your obligations under this Agreement with due care and in good faith. You will promptly notify the Company in writing of any third party claim that may be covered by the indemnification obligations hereunder, and you will cooperate with the Company in connection with the defense of such claim, and the Company will pay or reimburse your reasonable documented out-of-pocket costs in connection therewith.

    f.         Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services, except in connection with performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under the Employee

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Confidential Information and Inventions Agreement entered into between you and the Company (the “Proprietary Information Agreement,” a copy of which is attached hereto as Exhibit A) and which is incorporated herein by reference.

    g.         Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you perform Competitive Work (as defined herein) for any other business entity. If you engage in such Competitive Work without the Company’s express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract), the Company’s obligation to pay you Consulting Fees will cease immediately. For purposes of this Agreement, “Competitive Work” means work activity that involves in any way: (i) a product in development or commercialized for the treatment of narcolepsy or one of its five recognized symptoms; (ii) a product using sodium oxybate or GHB as an active ingredient; or (iii) a generic version of any Company product.

    h.         Termination of Consulting Period. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period and its corresponding obligation to pay you Consulting Fees upon your breach of any provision of this Agreement or your Proprietary Information Agreement. Further, you may terminate the Consulting Period at any time, for any reason, upon written notice to the Company, which termination shall extinguish the Company’s obligation to pay you any further Consulting Fees and the vesting of your Options shall cease. Upon termination of the Consulting Period by either party, the Company will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination.

4.         Separation Benefits. Although the Company has no general policy or procedure for providing separation benefits, if you: (i) execute this Agreement and allow the releases contained herein to become effective; (ii) execute the Retirement Date Release attached as Exhibit B hereto on or within 21 days after the Retirement Date and allow the releases contained therein to become effective; and (iii) fully comply with the terms of this Agreement; then the Company will provide you with the following separation benefits (the “Separation Benefits”):

    a.         Severance Payment. The Company will pay you a single lump sum payment equal to ten (10) months of your current base salary, less required deductions and withholdings (the “Severance Payment”). The Severance Payment will be made within ten (10) days after the Effective Date of the Retirement Date Release (as defined therein).

    b.         Health Insurance. Subject to your election of continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), as part of this Agreement, the Company shall pay the COBRA premiums necessary to continue your current health insurance coverage (including dependent and other family member coverage, if any) until the earlier to occur of the following: (i) the date on which you and your dependents are covered by another employer’s group health plan as a result of your employment; or (ii) December 31, 2012. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this paragraph, you must

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immediately notify the Company of such event and the Company shall cease making COBRA payments on your behalf. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on your behalf as provided above would result in the Company’s incurring costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will pay you, on the last day of each month from March through December 2012, a fully-taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.

5.         Stock Options and Stock. You currently have options to purchase shares of the Company’s common stock (the “Options”) pursuant to the Company’s Equity Incentive Plans (together, the “Plan”). Under the terms of the Plan (and your stock option grant), vesting of the Options will continue during the Consulting Period but will cease at the end of the Consulting Period. Your rights to exercise any vested Options will be as set forth in the Plan.

6.         Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Retirement Date.

7.         Expense Reimbursements. You agree that, not later than the Retirement Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.         Return of Company Property. No later than the Retirement Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, records, financial information, computer-recorded information, tangible property, printer, handheld devices, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information and equipment reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period. Notwithstanding the foregoing, after the Consulting Period, you shall be entitled to retain as your personal property the laptop computer, printer and blackberry that the Company issued to you in connection with your employment, provided that you agree to provide the Company with a computer-useable copy of any and all information on those systems and then permanently delete and expunge any Company confidential or proprietary information from those systems within ten (10) days after the end of the Consulting Period; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.

9.         Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its directors and officers not to disparage you in any manner likely to be harmful to your business or personal reputation; provided that all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

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10.         Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by or consulting relationship with the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

11.         Release of Claims. In exchange for the Separation Benefits, the Consulting Agreement, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended). You further agree to execute the Retirement Date Release attached as Exhibit B hereto on or within 21 days after the Retirement Date.

12.         Exceptions. You are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

13.         ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required

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by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

14.         Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

15.         Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

16.         General. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

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If this Agreement is acceptable to you, please sign below and return the original to me.

Carol, all of us at Jazz Pharmaceuticals thank you for your loyal service to the Company, and we wish you the best of luck in your future endeavors.

Sincerely, JAZZ PHARMACEUTICALS PLC

By:	/s/ Bruce Cozadd
Bruce Cozadd
Chairman and Chief Executive Officer

AGREED:

/s/ Carol Gamble
Carol Gamble

1/18/2012
Date